Exhibit 3.1

ARTICLES OF INCORPORATION

OF

WELLS FINANCIAL CORP.

ARTICLE I

Name

The name of the corporation is Wells Financial Corp. (herein the "Corporation").

ARTICLE II

Registered Office

The address of the Corporation's registered office in the State of Minnesota is 53 First Street, S.W. in the City of Wells, County of Fairbault. The name of the Corporation's registered agent at such address is Lawrence H. Kruse.

ARTICLE III

Powers

The purpose for which the Corporation is organized is to act as a savings and loan holding company and to engage in any lawful act or activity for which a corporation may be organized under the Minnesota Business Corporation Act.

ARTICLE IV

Term

The Corporation is to have perpetual existence.

ARTICLE V

Incorporator

The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Lawrence H. Kruse	53 First Street, S.W.
Wells, Minnesota 56097

ARTICLE VI

Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 7,500,000, of which 7,000,000 are to be shares of common stock, $.10 par value per share, and of which 500,000 are to be shares of serial preferred stock, no par value per share. The shares may be issued by the Corporation without the approval of stockholders except as otherwise provided in this Article VI or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property, or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation that is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

The different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, having the following description:

A.           Common Stock. Except as provided in these Articles of Incorporation, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holders.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when as declared by the board of directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation.

B.           Serial Preferred Stock. Except as provided in these Articles of Incorporation, the board of directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications,

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limitations or restrictions thereof, including, but not limited to determination of any of the following qualifications, limitations or restrictions:

1.          the distinctive serial designation and the number of shares constituting such series; and

2.          the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends; and

3.          the voting powers, full or limited, if any, of the shares of such series; and

4.          whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed; and

5.          the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

6.          whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds; and

7.          whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

8.          the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

9.          whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

ARTICLE VII

Preemptive Rights

No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued

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stock, bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

ARTICLE VIII

Repurchase of Shares

The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law or regulation.

ARTICLE IX

Meetings of Stockholders; Cumulative Voting; Proxies

A.           An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action. The written action is effective when it has been signed by all of those shareholders, unless a different effective time is provided in the written action.

B.           Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the board of directors of the Corporation, or by the Chief Executive Officer or the President. Shareholders are prohibited from calling special meetings except as provided by Minnesota law.

C.           There shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation.

D.           Meetings of stockholders may be held within or without the State of Minnesota, as the Bylaws of the Corporation may provide; provided that a special meeting of stockholders called by or at the demand of Shareholders shall be held in the county where the principal executive office is located.

E.           A shareholder may cast or authorize the casting of a vote by filing a written appointment of a proxy with an officer of the corporation at or before the meeting at which the appointment is to be effective. A written appointment of a proxy may be signed by the shareholder or authorized by the shareholder by transmission of a telegram, cablegram, or other means of electronic transmission, provided that the corporation has no reason to believe that the telegram, cablegram, or other electronic transmission was not authorized by the shareholder. Any reproduction of the writing or transmission may be substituted or used in lieu of the original writing or transmission for any purpose for which the original transmission could be used, provided that the copy, facsimile telecommunications, or other reproduction is a complete and legible reproduction of the entire original writing or transmission.

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ARTICLE X

Notice for Nominations and Proposals

A.           Nominations of candidates for election as directors at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the board of directors or (b) by any stockholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in this Article shall be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in this Article shall be provided for use at the annual meeting.

B.           Nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article. To be timely, a stockholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that with respect to the first scheduled annual meeting, notice by the stockholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled meeting was mailed or published and must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Corporation stock which are beneficially owned (as defined in Article XIII) by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, but not limited to, information required to be disclosed by Items 4, 5, 6 and 7 of Schedule 14A with the Securities and Exchange Commission (or any successors of such items or schedules); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of Corporation stock which are beneficially owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the board of directors, any person nominated by, or at the direction of, the Board for election as a director at an annual meeting shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

C.           Proposals, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article. For stockholder proposals to be included in the Corporation's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act (or any successor regulation). With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Corporation's proxy materials, the stockholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation. Such stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual

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meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Corporation stock which are beneficially owned (as defined in Article XIII) by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have).

D.           The board of directors may reject any nomination by a stockholder or stockholder proposal not timely made in accordance with the requirements of this Article.  If the board of directors, or a designated committee thereof, determines that the information provided in a stockholder's notice does not satisfy the informational requirements of this Article in any material respect, the Secretary of the Corporation shall notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the board of directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the board of directors or such committee reasonably determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article in any material respect, then the board of directors may reject such stockholder's nomination or proposal. The Secretary of the Corporation shall notify a stockholder in writing whether his nomination or proposal has been made in accordance with the time and informational requirements of this Article. Notwithstanding the procedures set forth in this paragraph, if neither the board of directors nor such committee makes a determination as to the validity of any nominations or proposals by a stockholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination or proposal was made in accordance with the terms of this Article. If the presiding officer determines that a nomination or proposal was made in accordance with the terms of this Article, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee or proposal. If the presiding officer determines that a nomination or proposal was not made in accordance with the terms of this Article, he shall so declare at the annual meeting and the defective nomination or proposal shall be disregarded.

ARTICLE XI

Directors

A.           Number; Vacancies. The number of directors of the Corporation shall be such number, not less than three nor more than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be provided from time to time in or in accordance with the Bylaws of the Corporation, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

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B.           Classified Board. The board of directors of the Corporation shall be divided into three classes of directors which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. At the first annual meeting of stockholders, directors in Class I shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the second annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the third succeeding meeting thereafter. At the third annual meeting of stockholders, directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. Thereafter, at each succeeding annual meeting, directors whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article XI. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

ARTICLE XII

Removal of Directors

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation, no member of the board of directors of the Corporation may be removed except for cause, and then only by the affirmative vote of 66 2/3% of the board of directors or the affirmative vote of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XII shall not apply with respect to the director or directors elected by such holders of preferred stock. Removal for "cause" shall include termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

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ARTICLE XIII

Certain Limitations on Voting Rights

Notwithstanding any other provision of these Articles of Incorporation, in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of common stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit.

Further, for a period of five years from the completion of the conversion of Wells Federal Bank, fsb from mutual to stock form, no person shall directly or indirectly Offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Corporation.

A.           The following definitions shall apply to this Article XIII.

1.          "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles of Incorporation; provided, however, that a person shall, in any event, also be deemed the "beneficial owner" of any common stock:

(a)          which such person or any of its affiliates beneficially owns, directly or indirectly; or

(b)          which such person or any of its affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of subsections (a) through (g) of Section B.3. of Article XIV) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

(c)          which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation;

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and provided further, however, that (1) no director or officer of this Corporation (or any affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock beneficially owned by any other such director or officer (or any affiliate thereof), and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan. For purposes of computing the percentage beneficial ownership of common stock of a person, the outstanding common stock shall include shares deemed owned by such person through application of this subsection but shall not include any other common stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding common stock shall include only common stock then outstanding and shall not include any common stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

2.          Offer. The term "Offer" shall mean every written offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term "Offer" shall not include (i) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management's receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price.

3.          A "person" shall mean any individual, firm, corporation, or other entity.

B.           The board of directors shall have the power to construe and apply the provisions of this Article XIII and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of common stock beneficially owned by any person, (ii) whether a person is an affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the section to the given facts, or (v) any other matter relating to the applicability or effect of this Article XIII.

C.           The board of directors shall have the right to demand that any person who is reasonably believed to beneficially own common stock in excess of the Limit (or holders of record of common stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit, (ii) any other factual matter relating to the applicability or effect of this Article XIII as may reasonably be requested of such person.

D.           Except as otherwise provided by law or expressly provided in this Article XIII, the presence in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Article XIII) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles of

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Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

E.           The provisions of this Article XIII shall not be applicable to any tax-qualified defined benefit plan or defined contribution plan of the Corporation or its subsidiaries or to the acquisition of more than 10% of any class of equity security of the Corporation if such acquisition has been approved by a majority of the disinterested directors, as defined in Article XIV of these Articles; provided, however, that such approval shall only be effective if such disinterested directors shall have the power to construe and apply the provisions of this Article XIII and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares beneficially owned by any person, (b) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (c) the application of any other material fact relating to the applicability or effect of this Article XIII. Any constructions, applications, or determinations made by the disinterested directors pursuant to this Article XIII in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

F.           In the event any provision (or portion thereof) of this Article XIII shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article XIII shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article XIII remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

ARTICLE XIV

Approval of Business Combinations

A.           Business Combinations with Interested Shareholders; Approval by Directors. The Corporation may not engage in any Business Combination, or vote, consent, or otherwise act to authorize a subsidiary of the Corporation to engage in any Business Combination, with, with respect to, proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise with, any Interested Shareholder of the Corporation or any Affiliate or Associate of the Interested Shareholder for a period of four years following the Interested Shareholder's share acquisition date unless the business combination or the acquisition of shares made by the Interested Shareholder on the Interested Shareholder's share acquisition date is approved before the Interested Shareholder's share acquisition date, or on the share acquisition date but prior to the Interested shareholder's becoming an Interested Shareholder on the share acquisition date, by a committee of the board of the Corporation formed in accordance with Section A.3 of this Article.

1.          If a good faith definitive proposal regarding a Business Combination is made in writing to the board of the Corporation, a committee of the board formed in accordance with Section A.3. shall consider and take action on the proposal and respond in writing within 30 days after receipt of the proposal by the Corporation, setting forth its decision regarding the proposal.

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2.          If a good faith definitive proposal to acquire shares is made in writing to the board of the Corporation, a committee of the board formed in accordance with paragraph A.3., shall consider and take action on the proposal and respond in writing within 30 days after receipt of the proposal by the Corporation, setting forth its decision regarding the proposal.

3.          (a)          When a Business Combination or acquisition of shares is proposed pursuant to this subsection, the board shall promptly form a committee composed of all of the board's disinterested directors. The committee shall take action on the proposal by the affirmative vote of a majority of committee members. The committee shall not be subject to any direction or control by the board with respect to the committee's consideration of, or any action concerning, a Business Combination or acquisition of shares pursuant to this section.

(b)          A committee formed pursuant to this subsection shall be composed of one or more members. Only disinterested directors may be members of a committee formed pursuant to this subsection. However, if the board has no disinterested directors, the board shall select three or more disinterested persons to be committee members.

(c)          For purposes of this Article, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee pursuant to this section, of the Corporation, or of a related organization.

B.           Definitions. For the purposes of this Article XIV, the following definitions apply:

1.          "Affiliate" means a person that directly or indirectly controls, is controlled by, or is under common control with, a specified person.

2.          "Associate," when used to indicate a relationship with any person, means any of the following:

(a)          any corporation or organization of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class or series of shares entitled to vote or other equity interest;

(b)          any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or executor or in a similar fiduciary capacity;

(c)          any relative or spouse of the person, or any relative of the spouse, residing in the home of the person.

3.          "Business Combination," when used in reference to the Corporation and any Interested Shareholder of the Corporation, means any of the following:

(a)          any merger of the Corporation or any subsidiary of the Corporation with (1) the Interested Shareholder or (2) any other domestic or foreign corporation (whether or not itself an Interested Shareholder of the Corporation) that is, or after the merger would be, an Affiliate or Associate of the Interested Shareholder, but excluding (1) the merger of a wholly-owned subsidiary of the Corporation into the Corporation, (2) the merger of two or more wholly-owned subsidiaries of the Corporation, or (3) the

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merger of a corporation, other than an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, with a wholly-owned subsidiary of the Corporation pursuant to which the surviving corporation, immediately after the merger, becomes a wholly-owned subsidiary of the Corporation;

(b)          any exchange, pursuant to a plan of exchange under section 302A.601, subdivision 2, of the Minnesota Business Corporation Act or a comparable statute of any other state or jurisdiction, of shares or other securities of the Corporation or any subsidiary of the Corporation or money, or other property for shares, other securities, money, or property of (1) the Interested Shareholder or (2) any other domestic or foreign corporation (whether or not itself an Interested Shareholder of the Corporation) that is, or after the exchange would be, an Affiliate or Associate of the Interested Shareholder, but excluding the exchange of shares of a corporation, other than an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, pursuant to which the corporation, immediately after the exchange, becomes a wholly-owned subsidiary of the Corporation;

(c)          any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of transactions), other than sales of goods or services in the ordinary course of business or redemptions pursuant to section 302A.671, subdivision 6 of the Minnesota Business Corporation Act, to or with the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, other than to or with the Corporation or a wholly-owned subsidiary of the Corporation, of assets of the Corporation or any subsidiary of the Corporation (1) having an aggregate market value equal to ten percent or more of the aggregate market value of all the assets, determined on a consolidated basis, of the Corporation, (2) having an aggregate market value equal to ten percent or more of the aggregate market value of all the outstanding shares of the Corporation, or (3) representing ten percent or more of the earning power or net income, determined on a consolidated basis, of the Corporation except a cash dividend or distribution paid or made pro rata to all shareholders of the Corporation;

(d)          the issuance or transfer by the Corporation or any subsidiary of the Corporation (in a single transaction or a series of transactions) of any shares of the Corporation or any subsidiary of the Corporation that have an aggregate market value equal to five percent or more of the aggregate market value of all the outstanding shares of the Corporation to the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, except pursuant to the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all shareholders of the Corporation other than for the purpose, directly or indirectly, of facilitating or effecting a subsequent transaction that would have been a Business Combination if the dividend or distribution had not been made;

(e)          the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any reincorporation of the Corporation in another state or jurisdiction, proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise with, the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder;

(f)          any reclassification of securities (including without limitation any share dividend or split, reverse share split, or other distribution of shares in respect of shares), recapitalization of the Corporation, merger of the Corporation with any subsidiary of the Corporation, exchange of shares of the Corporation with any subsidiary of the Corporation, or other transaction (whether or not with or into or otherwise involving the Interested Shareholder), proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise with, the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares entitled to vote,

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or securities that are exchangeable for, convertible into, or carry a right to acquire shares entitled to vote, of the Corporation or any subsidiary of the Corporation that is, directly or indirectly, owned by the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments;

(g)          any receipt by the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial assistance, or any tax credits or other tax advantages provided by or through the Corporation or any subsidiary of the Corporation.

4.          (a)          "Interested Shareholder," when used in reference to the Corporation, means any person that is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares entitled to vote of the Corporation or (2) an Affiliate or Associate of the Corporation and at any time within the four-year period immediately before the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares entitled to vote of the Corporation. Notwithstanding anything stated in this subsection, if a person who has not been a beneficial owner of ten percent or more of the voting power of the outstanding shares entitled to vote of the Corporation immediately prior to a repurchase of shares by, or recapitalization of, the Corporation or similar action shall become a beneficial owner of ten percent or more of the voting power solely as a result of the share repurchase, recapitalization, or similar action, the person shall not be deemed to be the beneficial owner of ten percent or more of the voting power for purposes of clause (1) or (2) unless:

(i)          the repurchase, recapitalization, conversion, or similar action was proposed by or on behalf of, or pursuant to any agreement, arrangement, relationship, understanding, or otherwise (whether or not in writing) with, the person or any Affiliate or Associate of the person; or

(ii)         the person thereafter acquires beneficial ownership, directly or indirectly, of outstanding shares entitled to vote of the Corporation and, immediately after the acquisition, is the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares entitled to vote of the Corporation.

(b)          Interested Shareholder does not include;

(i)          the Corporation or any of its subsidiaries; or

(ii)         a savings, employee stock ownership, or other employee benefit plan of the Corporation or its subsidiary, or a fiduciary of the plan when acting in a fiduciary capacity pursuant to the plan.

For purposes of this subsection, shares beneficially owned by a plan described in clause (ii), or by a fiduciary of a plan described in clause (ii) pursuant to the plan, are not deemed to beneficially owned by a person who is a fiduciary of the plan.

5.          "Share acquisition date," with respect to any person and the Corporation, means the date that the person first becomes an Interested Shareholder of the Corporation; provided, however, that in the event a person becomes, on one or more dates, an Interested Shareholder of the Corporation, but thereafter ceases to be an Interested Shareholder of the Corporation, and subsequently again becomes an

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Interested Shareholder, "share acquisition date," with respect to that person means the date on which the person most recently became an Interested Shareholder of the Corporation.

ARTICLE XV

Fair Price Requirements

A.           Fair Price Requirement. An offeror may not acquire shares of the Corporation within two years following the last purchase of shares pursuant to a takeover offer with respect to that class, including, but not limited to, acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless the shareholder is afforded, at the time of the acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

B.           Exception. Section A of this Article does not apply if the acquisition of shares is approved by a committee of the board's disinterested directors before the purchase of any shares by the offeror pursuant to a takeover offer. The provisions of Article XIV, A.3, relating to a committee of disinterested directors, apply to this Article.

ARTICLE XVI

Evaluation of Offers

The board of directors of the Corporation, when evaluating any offer to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer: on the Corporation's present and future customers and employees and those of its subsidiaries; on the communities in which the Corporation and its subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objective as a financial institution holding company under applicable statutes and regulations; and on the ability of its financial institution subsidiaries to fulfill the objectives of a stock form financial institution under applicable statutes and regulations.

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ARTICLE XVII

Elimination of Directors' Liability

Directors of the Corporation shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article XVII shall not eliminate liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Business Corporation Act, or (iv) for any transaction from which a director derived an improper personal benefit. If the Minnesota Business Corporation Act is amended after the effective date of these Articles to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XVIII

Indemnification

A.           Definitions. For purposes of this Article XVIII, the terms defined in this Section have the meanings given them.

1.          "Official capacity" means (a) with respect to a director, the position of director in a corporation, (b) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the board, or the employment relationship undertaken by an employee of the corporation, and (c) with respect to a director, officer, or employee of the corporation who, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, employee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, employee, or agent, as the case may be, of the other organization or employee benefit plan.

2.          "Proceeding" means a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation.

3.          "Special legal counsel" means counsel who has not represented the Corporation or a related organization, or a director, officer, member of a committee of the board, or employee, whose indemnification is in issue.

B.           Indemnification Mandatory; Standard. The Corporation shall indemnify a director, officer or employee of the Corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with

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the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

1.          Has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

2.          Acted in good faith;

3.          Received no improper personal benefit and section 302A.255 of the Minnesota Business Corporation Act, if applicable, has been satisfied;

4.          In the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

5.          In the case of acts or omissions occurring in the official capacity described in paragraph A.1.(a) or (b) of this Article, reasonably believed that the conduct was in the best interests of the Corporation, or in the case of acts or omissions occurring in the official capacity described in paragraph A.1.(c) of this Article, reasonably believed that the conduct was not opposed to the best interests of the Corporation. If the person's acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the Corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this Article.

C.           Advances. If a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys' fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in Section B have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section. The written undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

D.           Determination of Eligibility. All determinations whether indemnification of a person is required because the criteria set forth in Section B have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section C shall be made:

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1.          By the board by a majority of a quorum, if the directors who are at the time parties to the proceeding are not counted for determining either a majority or the presence of a quorum;

2.          If a quorum under clause (1) cannot be obtained, by a majority of a committee of the board, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full board including directors who are parties;

3.          If a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority of the full board including directors who are parties;

4.          If a determination is not made under clauses (1) to (3), by the shareholders, but the shares held by parties to the proceeding must not be counted in determining the presence of quorum and are not considered to be present and entitled to vote on the determination; or

5.          If an adverse determination is made under subsections (1) to (4) or under subsection (6), or if no determination is made under subsections (1) to (4) or under subsection (6) within 60 days after (i) the later to occur of the termination of a proceeding or a written request for indemnification to the Corporation or (ii) a written request for an advance of expenses, as the case may be, by a court in this state, which may be the same court in which the proceeding involving the person's liability took place, upon application of the person and any notice the court requires. The person seeking indemnification or payment or reimbursement of expenses pursuant to this clause has the burden of establishing that the person is entitled to indemnification or payment or reimbursement of expenses.

6.          With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the Corporation, the determination whether indemnification of this person is required because the criteria set forth in Section B have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section C may be made by an annually appointed committee of the board, having at least one member who is a director. The committee shall report at least annually to the board concerning its actions.

E.           Insurance. The Corporation may purchase and maintain insurance on behalf of a person in that person's official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the Corporation would have been required to indemnify the person against the liability under the provisions of this section.

F.           Savings Clause. If this Article XVIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVIII that shall not have been invalidated and to the full extent permitted by applicable law.

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If Minnesota law is amended to permit further indemnification of the directors, officers, employees and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by Minnesota law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of such repeal or modification.

ARTICLE XIX

Amendment of Bylaws of the Corporation

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation. Notwithstanding any other provision of the Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the Bylaws of the Corporation shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.

ARTICLE XX

Amendment of Articles of Incorporation

The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles IX, X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX, and this Article XX of these Articles of Incorporation may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

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I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Minnesota, do make, file and record these Articles of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 21st day of December 1994.

/s/ Lawrence H. Kruse
Lawrence H. Kruse, Incorporator

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